Rainmaker Systems, Inc. Announces Continued Listing on NASDAQ

Campbell, CA. April 26, 2013 -- Rainmaker Systems, Inc. (NASDAQ: RMKR) announced today that the NASDAQ Hearings Panel (the “Panel”) of The NASDAQ Stock Market LLC has granted the Company’s request for continued listing on the NASDAQ Capital Market.

As previously reported, the Company's stock was subject to delisting due to the Company's failure to comply with the minimum stockholders’ equity requirement of Rule 5550(b)(1). The Company had requested a hearing before the Panel to seek continued listing. On April 25, 2013, the Company received final notification that the Panel had granted the Company’s request for continued listing, subject to the Company providing to the Panel a month-end consolidated balance sheet reporting stockholders equity of greater than $2.5 million as of April 30, 2013, and providing a written update to the Panel by June 30, 2013 regarding the status of the Company’s compliance plan to sustain long-term compliance with the minimum stockholders’ equity requirement.

The Panel’s Analysis and Conclusion stated: “The Company has new management with experience as a turnaround specialists. It has completed a direct registered offering, which has closed the gap on stockholders’ equity, at least temporarily. In addition, it is tracking well on its turnaround efforts, having reduced the burn rate considerably and attracted interest from investors….”

Accordingly, the Panel granted the Company’s request for continued listing subject to the above-referenced conditions.

About Rainmaker

Rainmaker Systems, Inc. (NASDAQ: RMKR) is a Commerce-as-a-Service (CaaS) company that helps large enterprises gain greater market share and increased brand awareness for cloud-based or on-premise based product offerings in the worldwide SMB market. Rainmaker does this with an advanced e-Commerce open architecture SaaS platform that easily integrates cloud-based applications and on-premise applications with its Global Commerce Services to provide its clients with a strategic partnership.

Safe Harbor Statement

This press release may contain forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and the company assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are client concentration, as the company depends on a small number of clients for a significant percentage of its revenue; the possibility of the discontinuation and/or realignment of some client relationships; general market conditions, the current difficult macro-economic environment and its impact on Rainmaker’s business, as clients are reducing their overall marketing spending and their customers are reducing their purchase of service contracts; market acceptance of our service programs and pricing options; the financial condition of our clients’ businesses and other factors detailed the company’s filings with the Securities and Exchange Commission (SEC), including our filings on forms 10-K and 10-Q.

For more information, visit www.rainmakersystems.com or call 800-631-1545.

NOTE: Rainmaker Systems and the Rainmaker logo are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

CONTACT:

Deborah A. Stapleton
Investor Relations
650.470.4200 landline
650.815.1239 cell
deb@stapleton.com